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                                                                   Press Release
                                   FOR RELEASE Thursday, July 1, at 10:00 AM PDT

                Asante NAMES JEFF Y.K. LIN CHAIRMAN OF THE BOARD

         Co-founder to Lead Company in Making Faster, Easier, and Safer
                  Networking Products, Services, and Solutions

San Jose, California, July 1, 2004--Asante Technologies, Inc. today announced that Jeff Y.K. Lin has been named Chairman and CEO. Mr. Lin co-founded Asante with Wilson Wong in 1988 to develop networking solutions for Apple Macintosh computers.

"Jeff's vision is to transform Asante into a leader in small- to medium-sized business networking, connecting LAN/WAN with IntraCore Gigabit Ethernet, wireless, and security technologies. Jeff has the expertise, relationships, and commitment to execute the plan," said Edmond Tseng, Chairman and CEO of OSE USA, Inc. and a member of Asante's board.

"As one of the original networking companies, Asante Technologies has a long history of providing high-quality, well-engineered, and strongly supported products," said Mr. Lin. "While the `Asante' brand name has been well-known to our channel," he continued, "we will strive to re-establish our preeminent position. My vision for Asante is to leverage our channel of network resellers, integrators, and distributors to widen the awareness of IntraCore(R) and FriendlyNET(R) products among small- and medium-sized businesses (SMBs). We will work hard to establish their confidence in us by supporting their efforts to deliver an exciting array of networking services and solutions to their customers. We are deeply committed to the timely delivery of advanced technologies that our channel partners and customers demand. I am excited at the opportunities for Asante, for our channel partners, and for our customers."

Mr. Lin has more than 25 years of engineering and managerial experience in the networking and computer industries. Previously, he held management positions at National Semiconductor and Lite-On. Mr. Lin earned his Master's degree in Electrical Engineering from San Diego State University and a Bachelor of Science degree in Electrical Engineering from National Chiao-Tung University in Hsinchu, Taiwan. He has received such honors as Best California Entrepreneur, Best American Minority Manufacturer, and Outstanding Alumnus of National Chiao-Tung University.

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Asante's former Chairman and CEO, Wilson Wong, will remain on Asante's board; he will continue to advise the company on technology and business matters. "I am glad that Jeff has accepted the position to lead the Company. In the last few years, the economic climate has changed significantly. It is time to put in a new strategy and new leadership to take advantage of the economic recovery and Jeff has the skill set to do that," Mr. Wong said.

About Asante
------------
Asante Technologies, Inc., is a leading provider of networking solutions for the small- to medium-sized business (SMB) market. Asante designs, markets, and sells a full line of networking products that provides its customers with high-performance, reliable, and value-priced solutions. The Company's FriendlyNET and IntraCore product families offer companies a full breadth of products--from the edge to the core of their networks. For additional information, visit www.asante.com or call 800-662-9686.

Contact Information
-------------------
Karen Richardson
Asante Technologies, Inc.
408-435-8401, ext. 351
krichard@asante.com

                                       ###

Asante,   FriendlyNET,   and  IntraCore  are  registered  trademarks  of  Asante
Technologies, Inc. All other names may be trademarks or registered trademarks of their respective owners.